Exhibit 99.1

NEWS RELEASE

Investor	James M. Griffith	News Media	Blair C. Jackson
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(479) 201-5514		(479) 201-5263
BEI Announces Conditional Redemption of
7⅞% Senior Subordinated Notes Due 2014
FORT SMITH, Ark., January 30, 2005 — Beverly Enterprises, Inc. (“BEI”) (NYSE: BEV) announced today that it has given a conditional notice of redemption to the holders of its 7⅞% Senior Subordinated Notes Due 2014 (the “Notes”). Under the indenture governing the Notes, the redemption price will be the greater of (a) 100% of the principal amount of the Notes, and (b) the sum of the present values of the remaining payments of principal and interest on the Notes from the redemption date to June 15, 2009, discounted at the applicable Treasury Rate (as defined in the indenture) to the redemption date plus, in either case, accrued and unpaid interest up to but not including the redemption date. Assuming the applicable Treasury Rate on the redemption date is the same as on the date of the notice given to holders, the redemption price for the $215,000,000 aggregate principal amount of the Notes outstanding would be $241,166,365.32, or approximately $1121.70 per $1000 principal amount. BEI currently intends to publicize the actual redemption price once it has been determined in accordance with the indenture.
The redemption of the Notes is subject to satisfaction of the following conditions precedent on the business day immediately preceding the redemption date: (i) the consummation of the merger of PSC Sub, Inc. with and into BEI pursuant to and in accordance with that certain Agreement and Plan of Merger by and among Pearl Senior Care, Inc., PSC Sub, Inc., BEI and Geary Property Holdings, LLC, dated as of August 16, 2005, as amended, and (ii) the discharge of the indenture as to all Notes (including, without limitation, the deposit with the trustee of cash in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on all of the outstanding Notes for principal, accrued interest, premium and Liquidated Damages (as defined in the indenture), if any). The redemption date shall be March 1, 2006, assuming all conditions for redemption have been satisfied by February 28, 2006. If the conditions for redemption have not been satisfied by February 28, 2006, then the redemption date for the Notes shall be on the business day immediately following the day on which all conditions for redemption have been satisfied, but not later than July 3, 2006. If the Notes have not been redeemed by July 3, 2006, because the conditions for redemption have not been satisfied by the preceding business day, then the conditional notice of redemption shall expire and the Notes will not be redeemed pursuant thereto.
This press release is only a summary of certain provisions of the Notes, the indenture governing the Notes and the conditional notice of redemption. A more complete explanation of the procedures for redeeming the Notes is set forth in the indenture, which was previously attached as an Exhibit to BEI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and filed with the Securities and Exchange Commission on August 9, 2004, as well as in the conditional notice of redemption sent to holders of the Notes. All holders are urged to review the conditional notice sent to them, as well as the applicable provisions of the indenture, in their entirety.
FORWARD-LOOKING STATEMENTS
The statements in this document relating to matters that are not historical facts are forward-looking statement based on management’s beliefs and assumptions using currently available information as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to update or revise such statements, whether as a result of new information, future events or otherwise.
BEI, through its operating subsidiaries, is a leading provider of healthcare services to the elderly in the United States. BEI currently operates 342 skilled nursing facilities, as well as 18 assisted living centers, and 67 hospice and home care centers. Through Aegis Therapies, Inc., BEI also offers rehabilitative services on a contract basis to facilities operated by other care providers.
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